Exhibit 19.1
TransDigm Group Incorporated
Amended and Restated Insider Trading and Confidentiality Policy Statement
April 2023
General Obligations of All Company Personnel Regarding Insider Trading
This statement represents the Insider Trading and Confidentiality Policy adopted by the Board of Directors of TransDigm Group Incorporated (the “Company”) with respect to (i) the trading of securities issued by the Company, including, without limitation, common stock, convertible or derivative securities and debt securities (collectively, “Company Securities”), and (ii) the receipt and use of material non-public information by officers, directors and employees of the Company and its subsidiaries (collectively, “Company Personnel”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
As an essential part of their work for the Company and its subsidiaries, Company Personnel use or have access to material non-public information about the Company or other entities with which the Company and its subsidiaries do business. Those persons who possess or monitor such information hold a special position of trust and confidence toward it. Court decisions and Securities and Exchange Commission (“SEC”) administrative decisions interpreting the anti-fraud provisions of the securities laws generally make it illegal for any person to purchase or sell securities while aware of, or in possession of, material non-public information. It is also illegal to disclose such information (“tipping”) to others who may trade in Company Securities or securities of the Company’s and its subsidiaries’ business partners. Under the Insider Trading and Securities Fraud Enforcement Act of 1988, individuals trading on or “tipping” material non- public information are subject to the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5 million (no matter how small the profit gained or loss avoided); and
•A jail term of up to 20 years.
The Company has adopted this Policy to address the Company’s obligation to prevent improper insider trading and to help Company Personnel avoid the consequences associated with insider trading violations and the misuse of material non-public information. In addition, this Policy is intended to help prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company, not just so-called “insiders.”
Information is “non-public” if it has not been previously disclosed or made available to the public by means of a press release, SEC filing or other media providing for broad public access.
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it would significantly alter the total mix of information available to the investing public. Positive or negative information that could reasonably be expected to have a substantial effect on the price of Company Securities should

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be considered material for purposes of this Policy. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:
•Undisclosed quarterly earnings, including estimates of future earnings
•Dividend actions
•Significant mergers, acquisitions, divestitures, tender offers, joint ventures or changes in assets
•Significant developments regarding customers or suppliers (including the acquisition or loss of an important contract)

•The introduction of significant new product lines

•Changes in control

•Changes in the composition of the Company’s Board of Directors or senior management
•A change in auditors or auditor notification that the Company may no longer rely on an audit report
•Financings and other events regarding Company Securities (e.g., defaults on debt securities, and public or private sales of additional securities)

•Significant litigation

•Significant cybersecurity incidents or other significant disruptions in operations
We emphasize that this list is merely illustrative; courts have historically given a broad interpretation to what is deemed “material” information.
Company Personnel are prohibited from transacting directly or indirectly in Company Securities while in possession of material non-public information regarding the Company or any subsidiary thereof, except as expressly permitted by this Policy, including pursuant to the terms of a Trading Plan (as defined below). Similarly, Company Personnel may not transact directly or indirectly in the securities of any business partner of the Company or any subsidiary thereof if he or she is aware of, or in possession of, material non-public information regarding that entity, and Company Personnel may not tip any material non-public information regarding the Company, any subsidiary thereof or any such business partner to another person until the information becomes public or is no longer material.
On occasion, it may be necessary to disclose material non-public information regarding the Company or a subsidiary thereof to persons outside the Company for legitimate business

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reasons. In such circumstances, the information should not be conveyed until an understanding, preferably in writing, has been reached that such information is to be treated confidentially, is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons; provided, that such understanding need not be reached in connection with the disclosure of such information to the Company’s legal counsel or independent auditors in connection with their provision of services to the Company or its subsidiaries.
In addition to the above restrictions relating to the receipt and use of material non-public information, Company Personnel are required to transact in Company Securities in strict accordance with the guidelines set forth herein, including as to the types of Company Securities that Company Personnel are permitted to trade and, for certain Company Personnel, the timing of such transactions.
Transactions by Family Members and Others
This Policy applies to the “Family Members” of Covered Personnel. “Family Members” of Covered Personnel include that person’s family members who reside with that person, anyone else who lives in that person’s household and any family members who do not live in that person’s household but whose transactions in Company Securities are directed by that person or are subject to that person’s influence or control (such as parents or children who consult with that person before they trade in Company Securities). Covered Personnel are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with Covered Personnel before they trade in Company Securities, and Covered Personnel should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to Covered Personnel or their Family Members.
This Policy also applies to any entities that Covered Personnel influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Covered Personnel should treat all transactions by Controlled Entities for the purposes of this Policy and applicable securities laws as if they were transactions for their own account.
Prohibition on Short Sales and Speculative Transactions for all Company Personnel
The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in Company Securities. Therefore, it is the Company’s policy that Company Personnel may not engage in any of the following transactions:
Short Sales. A “short sale” is when a seller sells a security that he does not yet own, on the presumption that he can buy it at a price less than that for which he is selling. Short sales of Company Securities evidences an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company and its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities by Company Personnel are strictly prohibited.

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Publicly Traded Options. A transaction in options on an exchange (not stock options issued by the Company for compensatory reasons) is, in effect, a bet on the short-term movement of the Company’s stock price and therefore creates the appearance that a person is trading based on inside information. Transactions in options also may focus the attention of Company Personnel on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Company Personnel in puts, calls or other derivative securities, on an exchange or in any other organized market, are strictly prohibited.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director or an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Company engaging in such transactions are strictly prohibited.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, Company Personnel are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Trading Plans
Any Covered Personnel may enter into a Trading Plan, in which case, restrictions on trading otherwise applicable under this Policy will not apply to the extent transactions are executed in compliance with such Trading Plan and applicable law. A “Trading Plan” is a plan for personal securities trading activity designed to comply with the provisions of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) to provide an affirmative defense to insider trading liability for anyone who sells or purchases stock or other securities at a time when they are in possession of material non-public information, provided that certain conditions are met.

The compliance of any Trading Plan with applicable law is the responsibility of the person entering into such Trading Plan. Guidelines applicable to Trading Plans are set forth in Exhibit A attached to this Policy.

Obligation for Certain Company Personnel to Trade Only During “Window Periods”
Those particular Company Personnel listed on Exhibit B (“Designated Window Personnel”), as well as the Family Members and Controlled Entities of such Designated Window Personnel, are permitted to transact in Company Securities only during four yearly “window periods,” except as expressly permitted by this Policy. The four window periods are the periods generally commencing on the second trading day following the date of release to the public of the

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Company’s earnings for the prior fiscal quarter and ending on the 15th day of the last month of the fiscal quarter. For example, if the earnings for the fiscal quarter ended on March 31st are released on May 8th, trades may be made only during the period commencing on May 10th (assuming May 8, 9 and 10 are trading days that year) and ending on June 15th.
Obligation for Certain Company Personnel to Pre-Clear Transactions
Those particular Company Personnel listed on Exhibit C (“Designated Pre-Clearance Personnel”), as well as the Family Members and Controlled Entities of such Designated Pre-Clearance Personnel, are required to contact in writing the Company’s Chief Financial Officer or General Counsel or his or her designee (and any request by the Chief Financial Officer to transact in Company Securities must be submitted to the, and any request by the General Counsel to transact in Company Securities must be submitted to the Chief Financial Officer), prior to any transaction in Company Securities even if such transaction is made during a window period. Designated Pre-Clearance Personnel contemplating a transaction should contact the Company’s Chief Financial Officer or General Counsel in writing at least two business days in advance to pre-clear a transaction. This requirement applies to gifts, cashless stock option exercises and sales of stock acquired on exercise of options.
The Chief Financial Officer or General Counsel, as applicable, or his or her designee shall not have any liability to any Designated Pre-Clearance Personnel for any failure to approve or disapprove the contemplated transaction within two business days.
Designated Pre-Clearance Personnel who receive pre-clearance for a transaction may buy or sell the stock within five business days after clearance is granted or when the window closes, whichever is shorter, but only if they are not aware of material non-public information. If for any reason the transaction is not completed within such period, including pursuant to a standing limit order, pre-clearance must be obtained again before the transaction may occur.
If, after requesting clearance, a Designated Pre-Clearance Personnel member is advised that he or she may not trade in Company Securities, he or she may not engage in any trade of any type under any circumstances, nor may that person inform anyone that he or she has been advised not to trade.
Please note that the pre-clearance requirement is also necessary so that appropriate filings with the SEC can be coordinated. Note, however, any officer or director, and not the Company, has the responsibility to ensure that required filings are made on a timely basis. The Company is happy to assist officers and directors in this regard.

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General Applicability
Please note that the restrictions outlined above do not apply to or affect the ability of Company Personnel to exercise stock options; however, they do apply to the sale of the shares issued upon exercise of such stock options, including any sale of stock as part of a broker-assisted cashless exercise of any option.
Please note that this Policy continues to apply to your transactions in Company Securities even after your employment with, or tenure as a director of, the Company has terminated. If you are in possession of material non-public information when your employment, or tenure as a director, terminates, you may not trade in Company Securities until that information has been publicly released for at least one full business day.
If there are any questions relating to this Policy, or the applicability or interpretation of the standards discussed in this Policy, please feel free to contact the Company’s Chief Financial Officer or General Counsel for clarification and guidance prior to trading or the disclosure of any information. We expect the strictest compliance with these procedures by all Company Personnel at every level. A failure by you to follow the terms of this Policy would be considered a matter of extreme seriousness and could affect your employment and could lead to dismissal for cause. Upon request, Company Personnel must certify that, among other things, such persons are currently, and will continue to be, in compliance with this Policy.

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EXHIBIT A

TRADING PLANS
The following guidelines are applicable to Trading Plans subject to this Policy.

Form of Plan:

•The person entering into a Trading Plan must affirm his or her intent for the Trading Plan to comply with Rule 10b5-1.
•The counter-party to any Trading Plan must be a brokerage firm designated by the Company.
•Subject to certain exceptions specified in Rule 10b5-1, no person may have more than one Trading Plan in effect at one time.
•Subject to certain exceptions specified in Rule 10b5-1, a Trading Plan designed to effect the open-market purchase or sale of the total amount of Company Securities subject to such plan as a single transaction would be limited to one single-trade Trading Plan per twelve-month period.

Material non-public information and good faith:
•The person entering into, modifying or terminating a Trading Plan must not be in possession of any material non-public information regarding the Company or Company Securities as of the date of entering into, modifying or terminating the Trading Plan.
•A Trading Plan of an officer or a director must include a certification by such person that (a) he or she is not aware of any material non-public information about the Company or Company Securities and (b) he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.
•The person entering into a Trading Plan must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.

•Once a person enters into a Trading Plan, the person must act in good faith with respect to the plan.

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Timing:
•A Trading Plan may only be entered into, modified or terminated during a window period (to the extent the person is a Designated Window Personnel member)
•The person entering into or modifying a Trading Plan must include a cooling-off period, between the date of executing the Trading Plan or modification and the first trade executed thereunder that, at a minimum, meets the requirements of Rule 10b5-1 as follows:
A Trading Plan entered into or modified by an officer or a director must include a cooling-off period of at least the later of: 90 days after the adoption of the Trading Plan and two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified; provided, however, such cooling-off period need not exceed 120 days; and
A Trading Plan entered into or modified by any other individual subject to this Policy must include a cooling-off period of at least 30 days.

Company Oversight and Disclosure:

•A Trading Plan entered into, modified or terminated by an officer or a director must be submitted to and approved by the Chief Financial Officer or the General Counsel or her or his designee at least two weeks before such plan, modification or termination is to become effective. A Trading Plan entered into, modified or terminated by the Chief Financial Officer or the General Counsel before it becomes effective must be submitted to and approved by the General Counsel (with respect to a Trading Plan of the Chief Financial Officer) or the Chief Financial Officer (with respect to a Trading Plan of the General Counsel) or his or her designee at least two weeks before such plan, modification or termination is to become effective.
•A Trading Plan shall be terminated or suspended during its term if the Company’s Board of Directors or any authorized committee of the Company’s Board of Directors, or the Chief Executive Officer, determines such termination to be in the best interests of the Company and so notifies the person who has entered into the Trading Plan.
•The person entering into, or trading pursuant to, a Trading Plan must cooperate with the Company’s decisions regarding public disclosure of such Trading Plan, including disclosure in accordance with requirements imposed by the SEC.

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EXHIBIT B
DESIGNATED WINDOW PERSONNEL
All TransDigm officers (as defined in Rule 16a-1(f) under the Exchange Act)
All members of TransDigm’s Board of Directors
All TransDigm corporate office employees
All business unit Presidents and their direct managerial reports (i.e., Director of Sales, Director of Engineering, Director of Operations, Controller, division General Manager and similar positions)

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EXHIBIT C

DESIGNATED PRE-CLEARANCE PERSONNEL
All TransDigm officers (as defined in Rule 16a-1(f) under the Exchange Act)
All members of TransDigm’s Board of Directors
All TransDigm corporate office employees
All business unit Presidents

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